Exhibit 99.a(3)
AMENDED AND RESTATED SCHEDULE A
TO THE DECLARATION OF TRUST OF BROADMARK FUNDS,
DATED NOVEMBER 16, 2012

SERIES AND CLASSES

Amended as of April 18, 2013

Series	Classes

Broadmark Tactical Plus Fund	Investor Shares
Institutional Shares
Broadmark Tactical Fund	Investor Shares
Institutional Shares